Harbor Custom Development, Inc Contracts to Sell Mills Crossing Townhomes for $14,250,000

Mills Crossing is one of six Harbor Custom Development, Inc. projects currently under construction.

TACOMA, Wash., February 21, 2023, Harbor Custom Development, Inc. (Nasdaq: HCDI, HCDIP, HCDIW, HCDIZ) ("Harbor," "Harbor Custom Homes®," or the "Company"), an innovative real estate company involved in all aspects of the land development cycle, today announced it has contracted to sell the Mills Crossing townhomes in Bremerton, WA for $14,250,000 to Kitsap Community Resources. Unless extended for 30 days, closing of the property is anticipated to occur on or before April 28, 2023, upon the buyer’s satisfaction of their financing contingency requirement.

“The Company is excited to announce the purchase and sale agreement for Mills Crossing, the first of our six current multi-family projects under construction. In addition to the positive financial outcome for Harbor, we are pleased to work with Kitsap Community Resource's on the sale of Mills Crossing which will provide essential, affordable housing for families in Kitsap County,” stated Sterling Griffin, President and CEO of Harbor Custom Development, Inc.

Since 1965, Kitsap Community Resources has served as a community action agency striving to end poverty. The KCR Housing division serves the needs of families and individuals in Kitsap County who are homeless or at risk of becoming homeless. The company provides services that can help prevent eviction, find affordable housing options, and help stabilize families in crisis situations.

“Kitsap Community Resources is proud to be working with Harbor Custom Development, Inc. on this important project. Together in collaboration with many community partners in Kitsap County, this represents a small piece of a much larger puzzle to combat the existing housing crisis within our community and across the region. By providing safe and affordable housing, the Mills Crossing townhome project will benefit vulnerable families and the city as a whole,” stated Kitsap Community Resources Executive Director, Anthony Ives.

Mills Crossing, a 36-unit townhome project, is located one block from the new Kitsap Transit Center on Highway 303 in East Bremerton. Tenants have convenient access to the downtown Bremerton amenities, including local shopping, farmers markets, waterfront parks, community restaurants, Olympic College, and convenient ferry service to Seattle. The two-bedroom, two-bathroom townhome rentals range from 1,424 square feet to 1,444 square feet.

Mills Crossing was the first of six multi-family projects Harbor Custom Development, Inc listed with Kidder Mathews in 2022. The five other properties are the Pacific Ridge Apartments in Tacoma, 80 units; Meadowscape Apartments in Olympia, 177 units; Bridgeview Trails in Port Orchard, 138 units; Belfair View Apartments in Belfair, 228 units; and Wyndstone Apartments in Yelm, 76 units.

Mills Crossing is located at 1003 Little Haven Lane, Bremerton, WA 98310. For more information about leasing, visit HarborCustomDev.com or call (253) 325-9024.

About Kitsap Community Resources
KCR is a dynamic partner in the Kitsap County Community. KCR touches ten percent of the 277,000 residents of Kitsap County’s population through a variety of programs. The organization’s services and programs include Housing and Homelessness services; Veteran’s assistance; WIC (Women Infant Children) nutritional food program; Early Head Start and Head Start; WIOA (Workforce Innovation Opportunity Act); BEST (Business Education Support Training); GED instruction and testing; job training and placement services; food services for Meals on Wheels Kitsap and early learning centers; Weatherization; Energy assistance; and other community support services. KCR operates 11 sites throughout Kitsap County. For more information about KCR, please visit www.kcr.org for all KCR services and locations.

About Harbor Custom Development, Inc.
Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home and apartment building, marketing, and sales of various residential projects in Western Washington's Puget Sound region; Sacramento, California; Austin, Texas and Punta Gorda, Florida. As a land developer and builder of apartments, and single-family luxury homes, Harbor Custom Development's business strategy is to acquire and develop land strategically based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on acquiring land with scenic views or convenient access to freeways and public transportation to develop and sell residential lots, new home communities, and multi-story apartment properties within a 20 to 60-minute commute of the nation's fastest-growing metro employment corridors.

Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations
Hanover International
IR@harborcustomdev.com
866-744-0974